CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF FORMATION OF
                STEIN ROE FLOATING RATE LIMITED LIABILITY COMPANY

1. The name of the limited liability company is :STEIN ROE FLOATING RATE LIMITED LIABILITY COMPANY. (the "Fund")

         2. The Certificate of Formation of the limited liability company is hereby amended as follows:

                First: The name of the limited liability company shall be known as "Columbia Floating Rate Limited Liability Company " and the Managers shall conduct the business of the Fund under that name or any other name as they may from time to time determine.

         3. This Certificate of Amendment shall be effective on October 13,
2003.



                                                         /s/ Ellen Harrington
                                                            Ellen Harrington
                                                            Assistant Secretary


         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Formation of Stein Roe Floating Rate Limited Liability Company this 13th day of October, 2003.


Commonwealth of Massachusetts               )
                                            )ss.
County of Suffolk                           )

         Then personally appeared the above-named Officer and executed an Amendment to the Amended and Restated Limited Liability Company Agreement of Stein Roe Floating Rate Limited Liability Company as her free act and deed, before me, 13th day of October, 2003.

                                                                Erika L. Nager
                                                                 Notary Public
                                             My Commission Expires:  6/14/2007